Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-8 of our reports dated February 22, 2024 relating to the financial statements of Bunge Global SA and the effectiveness of Bunge Global SA’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Bunge Global SA for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

St. Louis, Missouri

August 26, 2024